Exhibit 21

SUBSIDIARIES OF GLOBAL EAGLE ENTERTAINMENT INC.

	Name Under Which Business is	State or Country of
Subsidiary Legal Name	Conducted	Incorporation
Row 44, Inc.	Row 44, Inc.	Delaware
N44HQ, LLC	N44HQ, LLC	Delaware
Global Eagle Entertainment Luxembourg I S.a r.l	Global Eagle Entertainment Luxembourg I S.a r.l	Luxembourg
Global Eagle Entertainment Luxembourg II S.a r.l	Global Eagle Entertainment Luxembourg II S.a r.l	Luxembourg
Global Eagle Entertainment GmbH	Global Eagle Entertainment GmbH	Germany
Advanced Inflight Alliance AG	Advanced Inflight Alliance AG AIA	Germany
Inflight Productions Germany GmbH	Inflight Productions IFP Atlas Air	Germany
IFE Alliance Licensing GmbH	IFE Alliance Licensing GmbH	Germany
Entertainment in Motion, Inc.	Entertainment in Motion EIM	California
Inflight Productions, Ltd.	Inflight Productions IFP 28Design	United Kingdom
Inflight Productions Ltd.	Inflight Productions IFP	New Zealand
Inflight Productions Pte. Ltd.	Inflight Productions IFP	Singapore
The Lab Aero, Inc.	The Lab.Aero	California
Inflight Productions USA Inc. / AAEC Inc.	Inflight Productions IFP	California
Inflight Productions BV	Inflight Productions IFP	Netherlands
Inflight Productions FZ-LLC	Inflight Productions IFP	United Arab Emirates
Advanced Inflight Alliance Ltd.	Advanced Inflight Alliance Ltd.	United Kingdom
Advanced Film GmbH	Advanced Film GmbH	Germany
DTI Software Inc.	DTI DTI Software	Canada
DTI Software FZ-LLC	DTI DTI Software	United Arab Emirates
DTI Solutions Inc.	DTI DTI Solutions	Canada
Fairdeal Multimedia Pvt. Ltd.	Fairdeal Fairdeal Multimedia	India
Fairdeal Studios Pvt. Ltd.	Fairdeal Fairdeal Studios	India
Emphasis Video Entertainment Ltd.	Emphasis Emphasis Video Emphasis Media Emphasis Video Entertainment	China
Inflight Management Development Centre Ltd.	IMDC	United Kingdom